    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 17, 1996


                                                       REGISTRATION NO. 33-63963
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------

                                AMENDMENT NO. 3
                                       TO
                                    FORM S-3

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                            ------------------------
                           HERITAGE MEDIA CORPORATION
             (Exact name of registrant as specified in its charter)

         IOWA                      42-1299303
      (State of          (I.R.S. Employer Identification
    Incorporation)                    No.)

                           --------------------------

                          13355 NOEL ROAD, SUITE 1500
                              DALLAS, TEXAS 75240
                                 (214) 702-7380
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                           --------------------------

                               DAVID N. WALTHALL
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                           HERITAGE MEDIA CORPORATION
                          13355 NOEL ROAD, SUITE 1500
                              DALLAS, TEXAS 75240
                                 (214) 702-7380
       (Address, including zip code, and telephone number, including area code, of registrant's agent for service)
                           --------------------------

                                   COPIES TO:

           BRUCE H. HALLETT                        SARAH JONES BESHAR
       Crouch & Hallett, L.L.P.                   Davis Polk & Wardwell
   717 N. Harwood Street, Suite 1400              450 Lexington Avenue
          Dallas, Texas 75201                   New York, New York 10017
            (214) 953-0053                           (212) 450-4131

                           --------------------------

    Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                           --------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                      PROPOSED MAXIMUM
                     TITLE OF EACH CLASS OF                          AGGREGATE OFFERING            AMOUNT OF
                  SECURITIES TO BE REGISTERED                            PRICE (1)            REGISTRATION FEE (2)
Subordinated debentures or notes................................        $300,000,000                $103,449

(1) Such amount in U.S. dollars or the equivalent thereof in foreign currencies as shall result in an aggregate initial offering price for all securities of $300,000,000.
(2) The registration fee has been calculated in accordance with the provisions of Rule 457(c) under the Securities Act of 1933, as amended, and reflects the offering price rather than the principal amount of any Subordinated debentures or notes issued at a discount.
                           --------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                 SUBJECT TO COMPLETION, DATED JANUARY 17, 1996


PROSPECTUS

                                  $300,000,000
                           HERITAGE MEDIA CORPORATION
                       SUBORDINATED DEBENTURES AND NOTES
                               ------------------

    Heritage Media Corporation (the "Company") may offer and issue from time to time its unsecured subordinated debentures or notes (the "Securities") for an aggregate initial offering price not to exceed $300,000,000. The Securities may be offered in one or more separate series, in amounts, at prices and on terms to be determined by market conditions at the time of sale and to be set forth in a supplement or supplements to this Prospectus (a "Prospectus Supplement"). Any Securities may be offered with other Securities or separately.

    Certain terms of any Securities in respect of which this Prospectus is being delivered will be set forth in the accompanying Prospectus Supplement including, where applicable, the specific designation, aggregate principal amount, purchase price, authorized denominations, maturity, prepayment, interest rate and time and dates of payment of interest (if any), terms (if any) for the redemption or exchange thereof, listing (if any) on a securities exchange and any other specific terms of the Securities.

    The Securities will be subordinated in right of payment to all present and future Senior Indebtedness (as defined herein) of the Company to the extent described herein and in the Prospectus Supplement. The Prospectus Supplement will also contain information about certain United States federal income tax considerations relating to the Securities, if applicable.

                            ------------------------

    SEE "RISK FACTORS" BEGINNING ON PAGE 3 HEREOF FOR A DISCUSSION OF CERTAIN RISKS ASSOCIATED WITH AN INVESTMENT IN THE SECURITIES.
                             ---------------------
THESE  SECURITIES HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE COMMISSION  OR  ANY  STATE  SECURITIES  COMMISSION  NOR  HAS  THE
    SECURITIES  AND EXCHANGE COMMISSION OR  ANY STATE SECURITIES COMMISSION
     PASSED ON  THE ACCURACY  OR ADEQUACY  OF  THIS PROSPECTUS.       ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

    The Securities may be sold on a negotiated or competitive bid basis to or through underwriters or dealers designated from time to time or to other purchasers directly or through agents designated from time to time. See "Plan of Distribution." Certain terms of the offering and sale of the Securities, including, where applicable, the names of the underwriters, dealers or agents, if any, the principal amount or number of shares to be purchased, the purchase price of the Securities and the proceeds to the Company from such sale, and any applicable commissions, discounts and other items constituting compensation of such underwriters, dealers or agents, will be set forth in the accompanying Prospectus Supplement.

    This Prospectus may not be used to consummate sales of Securities unless accompanied by a Prospectus Supplement.

                            ------------------------

                The date of this Prospectus is January   , 1996

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents filed by Heritage Media Corporation (the "Company" or "Heritage" and, where the context indicates, includes its subsidiaries) with the Securities and Exchange Commission (the "Commission") are hereby incorporated in this Prospectus by reference (Commission File No. 1-10015):

        1. the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1994, as amended by Amendment No. 1 to such report on Form 10-K/A filed on December 15, 1995 and Amendment No. 2 to such report on Form 10-K/A filed on January 4, 1996 (the "Form 10-K");

        2. the Company's Quarterly Reports on Form 10-Q, for the quarters ended March 31, 1995, June 30, 1995 and September 30, 1995 and the Company's report on Form 10-Q/A amending its Quarterly Report on Form 10-Q for the period ended September 30, 1995, which contain the unaudited consolidated condensed financial statements of the Company; and


        3. the Company's Report on Form 8-K dated December 11, 1995, as amended by Form 8-K/A dated January 4, 1996 and Form 8-K/A dated January 17, 1996.


    All documents hereafter filed by the Company with the Commission, pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in and to be a part of this Prospectus from the date of filing of such documents. Any statements contained in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified shall not be deemed a part of this Prospectus, except as so modified, and any statement so superseded shall not be deemed to constitute a part of this Prospectus.

    The Company will provide without charge to each person, including any beneficial owner of a security, to whom a Prospectus is delivered, upon the written or oral request of any such person, a copy of any or all of the documents which are incorporated by reference herein, other than exhibits to such information (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to the Company at its principal executive offices, One Galleria Tower, 13355 Noel Road, Suite 1500, Dallas, Texas 75240, Attention: Secretary, telephone: (214) 702-7380.
                            ------------------------

    IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS, IF ANY, MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICES OF THE SECURITIES AT LEVELS ABOVE THOSE WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                                  THE COMPANY

    Heritage Media Corporation, through its Actmedia, Inc. ("Actmedia") subsidiary, is the world's largest independent provider of in-store marketing products and services, primarily to consumer packaged goods manufacturers. The Company is also a participant in the broadcast industry through its ownership of four network affiliated television stations in small to mid-sized markets and 17 radio stations in seven major markets.

    On October 23, 1995, the Company entered into an agreement to acquire DIMAC Corporation ("DIMAC"). See "Recent Developments." DIMAC is the largest full service, vertically integrated direct marketing services company in the United States.

    The Company's executive offices are located at One Galleria Tower, 13355 Noel Road, Suite 1500, Dallas, Texas 75240, and its telephone number is 214-702-7380.

                                  RISK FACTORS

    Prospective purchasers should consider carefully, in addition to the other information contained in this Prospectus, the following factors:

LEVERAGE; RESTRICTIONS IMPOSED BY LENDERS

    The Company has incurred substantial indebtedness in connection with the acquisitions of its businesses. In June 1992, Heritage Media Services, Inc. ("HMSI"), a wholly-owned subsidiary of the Company, issued $150,000,000 principal amount of 11% Senior Secured Notes Due 2002 ("HMSI Notes") and entered into a revolving credit and term loan agreement (the "Credit Agreement") under which HMSI may borrow up to $130 million. As of September 30, 1995, HMSI had borrowed $120.4 million under the Credit Agreement. In October 1992, the Company issued $50,000,000 principal amount of 11% Senior Subordinated Notes (the "1992 Notes") due October 1, 2002. The Securities will rank PARI PASSU with the 1992 Notes and will be structurally subordinate to the HMSI Notes, the Credit Agreement and all other indebtedness of the Company and its subsidiaries.

    As of  September  30,  1995,  Heritage  had  indebtedness  (long-term  debt, including current installments and notes payable) of approximately $355.4 million and stockholders' equity of approximately $108.7 million, and accordingly, a consolidated debt-to-equity ratio of approximately 3.3 to 1. The Company expects to incur substantial additional indebtedness in connection with the acquisition of DIMAC. See "Recent Developments." Such leverage may adversely affect the ability of the Company to finance its future operations and capital needs and may limit its ability to pursue other business opportunities which may be in its interests. Other than as described under "Recent Developments," the Company does not have any present intent to incur additional indebtedness.

    The discretion of the management of the Company with respect to certain business matters is limited by covenants contained in the Indenture with respect to the Securities (the "Indenture"), the Credit Agreement, the Indenture with respect to the 1992 Notes (the "1992 Indenture") and the Indenture with respect to the HMSI Notes (the "HMSI Indenture"). The restricted activities include, among other matters, certain mergers, acquisitions and asset sales, capital expenditures, certain investments, the incurrence of additional debt, sale and leaseback transactions, the payment of dividends and other similar payments and transactions with affiliates. It is anticipated that the agreements governing the indebtedness which may be incurred in connection with the acquisition of DIMAC will contain similar restrictions.

    As a result of its leverage and in order to repay existing indebtedness, the Company will be required to continue to generate substantial operating cash flow. The ability of the Company to meet these requirements will depend on, among other things, prevailing economic conditions and financial, business and other factors, some of which are beyond its control, and there can be no assurance that it will be able to meet such requirements.

HOLDING COMPANY STRUCTURE

    As a holding company with no material operations of its own and no material assets other than the stock of its operating subsidiaries, the Company is dependent upon distributions from its operating subsidiaries to service its debt obligations, including the Securities. The ability of the Company's subsidiaries to make such distributions is subject to the following factors: the discretion of the Company in causing its subsidiaries to make distributions; the ability of such subsidiaries under state corporate laws to declare dividends; and the prohibition of, or limitation on, distributions by such subsidiaries arising under agreements governing indebtedness issued or incurred by the Company's subsidiaries. Both the HMSI Indenture and the Credit Agreement contain limitations on the ability of the Company's subsidiaries to pay dividends or make other distributions to the Company. It is also anticipated that the agreements governing the indebtedness which may be issued or incurred in connection with the acquisition of DIMAC will contain similar restrictions. At September 30, 1995, the HMSI Indenture and the Credit Agreement would have permitted dividends by the Company's subsidiaries to the Company, subject to certain exceptions, in the amount of approximately $76 million. The Company presently expects, although is not required, to redeem the HMSI Notes and to refinance the indebtedness under the Credit Agreement on June 15, 1997. Claims of creditors of the Company's subsidiaries, including the holders of the HMSI Notes and the lenders under the Credit Agreement, will generally have priority to the assets of such subsidiaries over the claims of the Company and the holders of the Company's indebtedness.

ABSENCE OF PUBLIC MARKET FOR THE SECURITIES

    The Securities comprise a new issue of securities for which there is currently no public market. If the Securities are traded after their initial issuance, they may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar securities, performance of the Company and other factors. The Company does not intend to apply for listing of the Securities on any securities exchange.

COMPETITION

    Each  of  the  marketing  services  and  broadcast  industries  are   highly
competitive. Several of the Company's competitors and potential competitors in each of these industries may have greater access to financial resources than the Company.

GOVERNMENTAL REGULATION

    The broadcasting industry is highly regulated. The Company's operation of its broadcast stations is dependent upon the maintenance and renewal of broadcast licenses issued by the Federal Communications Commission and by the continued compliance by the Company with applicable laws and regulations. Significant changes in legislation affecting broadcasting companies are anticipated to be enacted in 1996. There can be no assurance as to the ultimate effect of any new legislation on the Company's operations or financial condition.

                                USE OF PROCEEDS

    Except as set forth in a Prospectus Supplement, the Company intends to use the net proceeds from the sale of Securities for general corporate purposes, including working capital, capital expenditures, investments in or loans to subsidiaries, refinancing of debt, satisfaction of other obligations, possible repurchases of capital stock and possible future acquisitions (including the proposed acquisition of DIMAC) or such other purposes as may be specified in the Prospectus Supplement. See "Recent Developments."

                              RECENT DEVELOPMENTS

    On October 23, 1995, the Company entered into an agreement (the "Merger Agreement") with DIMAC. Pursuant to the Merger Agreement, a subsidiary of the Company would merge with DIMAC, resulting in DIMAC's becoming a wholly-owned subsidiary of the Company. As a result of the merger, each share of DIMAC common stock would be converted into the right to receive $28 in cash. The Company may elect to pay up to $7 of the $28 merger price by issuing shares of the Company's Class A Common Stock.

    Consummation of the merger with DIMAC is subject to approval of the transaction by the DIMAC stockholders and certain other customary closing conditions. The Company anticipates that the merger will be consummated in the first quarter of 1996.

    The Company will require financing of approximately $195 million to fund the purchase price of the outstanding shares of DIMAC common stock and related transaction expenses and approximately $70 million to refinance DIMAC's indebtedness and provide an acquisition credit facility for DIMAC. The Company presently expects to consummate an underwritten public offering of $150 million principal amount of the Securities prior to the consummation of the merger. In addition, the Company anticipates entering into a $175 million bank credit agreement to be guaranteed by DIMAC. If the Company elects to issue shares of its Class A Common Stock as a part of the merger consideration, the Company's debt financing would be reduced by as much as $45 million.

    DIMAC was founded in 1921 and has evolved into the largest full service, vertically-integrated direct marketing services company in the United States. DIMAC creates and implements comprehensive, custom-tailored marketing programs to enable clients nationwide to focus their marketing expenditures on a highly targeted potential customer base. As a full service, vertically-integrated firm, DIMAC provides every component of a complete direct marketing program, including customized market research, strategic and creative planning, creation and management of relational databases, telemarketing, media buying, production services, fulfillment services and subsequent program analysis. Throughout the last thirty years, DIMAC has successfully expanded the range of its marketing services and increased the size of its customer base to include major corporations such as AT&T, American Express, Blockbuster Video, The Walt Disney Company, several Blue Cross/Blue Shield organizations, Medco Containment Services and a significant number of all U.S. public television stations.

    For the year ended December 31, 1994 and for the nine months ended September 30, 1995, DIMAC had sales of approximately $100.0 million and $89.0 million, respectively, and income before provision for income taxes and extraordinary item of $4.85 million and $8.3 million, respectively.

                CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

    The following table sets forth the consolidated ratio of earnings to fixed charges for the Company for the periods indicated.

                                                                       NINE MONTHS
                                                                          ENDED                 YEAR ENDED DECEMBER 31
                                                                      SEPTEMBER 30,   ------------------------------------------
                                                                          1995        1994  1993  1992 (2)   1991 (2)   1990 (2)
                                                                      -------------   ----  ----  --------   --------   --------
Ratio of earnings to fixed charges (1)..............................      1.77        1.78  1.09   --         --         --

------------------------
(1) For the purpose of computing the ratio of earnings to fixed charges, "earnings" consists of income from continuing operations before income taxes, extraordinary items, minority interest and fixed charges. "Fixed charges" consists of interest expense, debt amortization costs and one-third of rental expense representing the interest portion of rental payments made under operating leases.

(2) For the years ended December 31, 1992, 1991 and 1990, earnings were insufficient to cover fixed charges by $13.4 million, $18.8 million and $26.0 million, respectively.

                                    BUSINESS

    The Company, through its Actmedia subsidiary, is the world's largest independent provider of in-store marketing products and services, primarily to consumer packaged goods manufacturers. The Company also owns and operates four network affiliated television stations in small to mid-sized markets and 17 radio stations in seven major markets. For the year ended December 31, 1994, in-store marketing constituted approximately 72.4% of the Company's total revenues, and television and radio constituted approximately 14.7% and 12.9%, respectively of the Company's total revenues.

IN-STORE MARKETING

    In-store marketing includes advertising displays, coupons, promotions and product demonstrations provided within the store. Economic trends support the continued growth of in-store marketing because this medium is inexpensive in comparison to other marketing alternatives such as television, radio and traditional print advertisements. In-store marketing products and services allow advertisers to communicate with consumers at or near the point-of-purchase before, or as, purchasing decisions are made. In addition, changing shopping patterns have led to shorter supermarket visits, usually without shopping lists, and declining brand loyalty, thus increasing the potential of in-store marketing to influence consumer purchasing decisions. Industry sources estimate that a significant percentage of brand purchase decisions are made in the supermarket.

    PRODUCTS AND SERVICES. Actmedia offers advertisers a broad assortment of in-store advertising and promotional products, which are highly effective in increasing consumer awareness and purchases of targeted products. Advertising products include print displays on shopping carts, aisle directories and shelves, and audio advertising played throughout the store. Promotional products consist of customized in-store demonstrations and merchandising, as well as coupon and sampling programs. Actmedia can provide on-line reporting to customers concerning the sales impact of its in-store programs.

        INSTANT COUPON MACHINE. The ICM, which was developed by Actmedia and introduced in 1992, is an electronic dispenser of coupons that is mounted on shelf channels under or near featured products. Through independent market research sponsored by the Company, the ICM was shown to increase brand switching substantially and to encourage first-time purchases of featured products. In market testing, coupons featured in Actmedia's ICM achieved an average redemption rate of 17%, versus reported redemption rates of approximately 2% for coupons in free-standing inserts, approximately 4% for coupons sent to consumers in direct mailings and approximately 1% for run of press coupons. The ICM generated approximately $82 million of revenues in 1994, as compared to approximately $63 million in 1993.

        ACTNOW. Actmedia's Actnow program provides cooperative in-store coupon and sampling programs for groups of advertisers, generally five times per year. Under these programs, Actmedia's representatives distribute coupons, samples and premiums inside the store entrance. Up to 16.5 million co-op coupon booklets and up to 16.5 million solo coupons and samples are distributed nationwide directly to shopping customers per event. In addition, product awareness is reinforced through the placement of featured products on a free-standing Actnow display.

        IMPACT. Impact is the nation's leading in-store supermarket demonstration program, offering advertisers complete customized events, such as tastings, premiums, samplings and demonstrations. All demonstrations are monitored every day by full-time and part-time supervisors at an average ratio of one supervisor to 15 demonstrators. Impact's regular part-time staff of demonstrators, who implement the programs, maintain a consistent professional appearance (with matching aprons and materials). Special display units are utilized in the programs and programs are sold on a store-day basis. Events are generally conducted at the front of the store but can be located elsewhere.

        CARTS. Actmedia's 8" by 10", four-color advertisements, mounted in plastic frames on the inside and outside of shopping carts, offer advertisers continuous storewide category-exclusive advertising delivery of a print advertisement.

        AISLEVISION. AisleVision features 28" by 18" four-color advertisement posters inserted in stores' overhead aisle directory signs. An enhancement of this product, AisleAction, allows the manufacturer to include motion on the directory sign, enhancing shopper awareness of the sign.

        SHELFTALK/SHELFTAKE-ONE.   ShelfTalk  features advertisements  placed in
    plastic frames mounted on supermarket or drug store shelves near its featured product. ShelfTake-One includes rebate offers or recipe ideas which consumers may remove from the plastic frame at the site of the featured product.

        ACTRADIO. Actradio, formerly POP (Point of Purchase) Radio, is the nation's largest advertiser-supported, in-store radio network. Actradio delivers its in-store audio advertising in conjunction with music entertainment services provided by leading business music providers. Actradio sells advertising time to manufacturers in units of 15 second, 20 second, and 30 second commercials each hour.

        SALES MERCHANDISING. Through its Powerforce division, Actmedia conducts in-store merchandising and promotional activities such as shelf restockings, special retailer events, point of purchase installations and other sales merchandising tasks previously performed by full-time sales forces of consumer packaged goods manufacturers.

In September 1995, Actmedia introduced ACTPROMOTE, an electronic "paperless" couponing network which supports price discounts distributed at the checkout scanner with on-shelf advertising and in-store audio promotion. National rollout of this network is expected during 1996.

    IN-STORE NETWORK. Actmedia's in-store network delivers some or all of its products and services in over 24,000 supermarkets, 13,000 drug stores and 2,400 mass merchandiser stores across the country, a network substantially larger than that of any other in-store marketing company in the United States. By contracting to purchase the Company's in-store advertising and promotional products, advertisers gain access to up to approximately 200 of the nation's 214 ADIs covering over 70% of the households in the United States. Through the Powerforce division, Actmedia also delivers sales merchandising services to toy, hardware, computer retail, office products and department stores.

    Actmedia currently has contracts with approximately 300 store chains, which contracts generally grant it the exclusive right to provide its customers with those in-store advertising services which are contractually specified. The contracts are of various durations, generally extending from three to five years and provide for a revenue-sharing arrangement with the stores. Actmedia's store contract renewals are staggered and many of its relationships have been maintained for almost two decades.

    Actmedia's advertising and promotional programs are executed through one of the nation's largest independent in-store distribution and service organizations, although certain chains require the Company to utilize their own employees. Actmedia believes the training, supervision and size of its field service staff (approximately 300 full-time managers and up to approximately 23,800 available part-time employees) provide it with a significant competitive advantage as its competitors generally do not have a comparable field service staff.

    CUSTOMER BASE. Actmedia's customer base includes approximately 250 companies and 700 brands. This customer base includes the 25 largest advertisers of consumer packaged goods. In 1994, the Company's largest customers included the following:

Andrew Jergens         Kraft Foods
Chesebrough-Pond's     Lever Brothers
Coca-Cola              McNeil
General Mills          Procter & Gamble
Heinz                  Quaker Oats
Hunt-Wesson            Ralston Purina
James River            RJR Nabisco
Kelloggs

    INTERNATIONAL OPERATIONS. Actmedia's strategy includes the establishment of a significant business presence outside of the United States. The majority of the Company's advertisers are large, multinational companies for whom the use of in-store marketing products in overseas markets is expected to be a logical extension of their advertising and promotional budgets. The Company's international operations are conducted principally in Canada, Australia, New Zealand and the Netherlands. International sales in 1994 accounted for $23.2 million (approximately 10.0%) of the in-store revenues.

TELEVISION

    The following table sets forth selected information relating to the television stations owned by Heritage (excluding KEVN-TV, the Company's Rapid City, South Dakota NBC affiliate which is scheduled to be sold during December
1995):

                                                                            OTHER
                                                                DMA      COMMERCIAL     STATION      STATION
                        CHANNEL     NETWORK     TV HOMES IN    MARKET    STATIONS IN    MARKET       RANK IN
STATION AND LOCATION    NUMBER    AFFILIATION     DMA (1)     RANK (1)       DMA       SHARE (2)   MARKET (3)
----------------------  -------   -----------   -----------   --------   -----------   ---------   -----------
KOKH-TV                   25          FOX           572,300       43          4            8            4
(UHF)
Oklahoma City, OK
WCHS-TV                    8          ABC           473,200       56          3           15            2
(VHF)
Charleston/
Huntington, WV
WEAR-TV                    3          ABC           422,340       62          4           19            2
(VHF)
Mobile, AL/
Pensacola, FL
WPTZ-TV                    5          NBC           282,740(4)     92(4)      2           13            2
(VHF)
Burlington, VT/
Plattsburgh, NY
WNNE-TV                   31          NBC           282,740(4)     92(4)      3            4            4
(UHF) (5)
Hartford, VT/
Hanover, NH

------------------------
(1) Source: Nielsen Television Designated Market Area ("DMA") rankings 1994-5.

(2) "Sign on-sign off" market shares as reported in the November 1994 Nielsen ratings.

(3) Rankings based on relative "sign on-sign off" market shares in the November 1994 ratings of Nielsen.

(4) Does not reflect any homes in southern Quebec (including most of Montreal) which received the WPTZ-TV signal off the air or by cable. WPTZ-TV's signal is accessible to approximately 3.4 million people in the city of Montreal.

(5) Operated as a satellite of WPTZ-TV, but maintains some local programming and sells advertising locally.

    Heritage operates its television stations in accordance with a cost-benefit strategy that stresses primarily revenue and cash flow generation and secondarily audience share and ratings. The objective of this strategy is to deliver acceptable profit margins while maintaining a balance between the large programming investment usually required to maintain a number one ranking (with its resultant adverse effect on profit margins), and the unfavorable impact on revenues that results from lower audience ratings.

    Components of the Company's operating strategy include management's emphasis on obtaining local advertising revenues by market segmentation, which provides a competitive advertising advantage, focusing on local news programming and tightly controlling operating expenses. By emphasizing advertising sales from local businesses, the Company's stations produce a higher percentage of local business (approximately 63% local and 37% national) than the national average.

RADIO

    The Company owns and operates five AM and 12 FM radio stations in seven of the top 50 markets. The following table sets forth certain information regarding Heritage's radio stations (excluding ratings information for stations acquired during 1995):

                                                                                                  FM STATION    FM STATION RANK
                              METRO RANK                                          STATIONS IN       FORMAT         IN TARGET
LOCATION                          (1)          CALL SIGN          FORMAT            MARKET         RANK (2)      AUDIENCE (3)
---------------------------  -------------  ---------------  -----------------  ---------------  -------------  ---------------
Seattle-Tacoma, WA                    13    KRPM-AM          Country                      31
                                            KRPM-FM          Country                                       2              14
St. Louis, MO                         17    WRTH-AM          Standards                    32
                                            WIL-FM           Country                                       1               4
                                            KIHT-FM          Rock Oldies                                   1               7
Portland, OR                          24    KKSN-AM          Standards                    28
                                            KKSN-FM          Oldies                                        1               3
                                            WXYQ-FM          Rock Oldies                                  --(5)           --(5)
Cincinnati, OH                        25    WOFX-FM          Classic Rock                 25              --(4)           --(4)
Milwaukee, WI                         26    WEMP-AM          Oldies                       26
                                                             Adult
                                            WMYX-FM          Contemporary                                  1               8
                                                             Adult
                                            WEZW-FM          Contemporary                                  3              12
Rochester, NY                         44    WBBF-AM          Standards                    17
                                            WBEE-FM          Country                                       1               1
                                            WKLX-FM          Oldies                                        1               5
Kansas City, MO-KS                    27    KCFX-FM          Rock Oldies                  25               1               1
                                            KICY-FM          Smooth Jazz                                  --(6)           --(6)

------------------------
(1) Metropolitan areas as defined and ranked by Arbitron, Fall 1994.

(2) Heritage's FM station ranking against all radio stations in its market with the same programming format, based on persons aged 25 to 54 listening during the 6:00 a.m. to midnight time period. (Source: Fall 1994 Arbitron ratings)

(3) The target ranking against all radio stations in the market, based on listenership by adults aged 25 to 54 during the 6:00 a.m. to midnight time period. (Source: Fall 1994 Arbitron ratings.)

(4) Station changed its call letters to WVAE-FM and launched a new smooth jazz format in September 1995.

(5) Format was launched in July 1995.

(6) Format was launched in June 1995.

    In September 1995, the Company entered into an agreement to purchase radio stations WMYV-FM and WWST-FM, both serving the Knoxville, Tennessee market, for an aggregate purchase price of $6.5 million. The acquisition is expected to close in early 1996.

    The Company's strategy is to identify and acquire under performing radio stations or groups and effect management and operational changes to increase their profitability. Implementation of Heritage's strategy typically involves the following four-step process: (1) instituting operational improvements, usually including a change in management personnel and additional capital investments when appropriate; (2) creating increases in audience ratings through programming and promotional changes; (3) improving revenues as a result of the turnaround process; and (4) increasing EBITDA. Heritage radio stations strive to be top rated in their programming formats, and universally program a mass appeal music format directed at a target audience of 25 to 54 year olds. Presently, seven of the Company's 12 FM stations are format leaders in their markets.

    The FCC limits radio ownership both in the number of stations commonly owned, operated or controlled in any one market, and in total. In late 1992, the FCC relaxed its rules to increase the number of AM or FM stations one entity can own in one market, if certain requirements are met. This new combination is commonly known as a duopoly. The Company has created duopoly ownership in five of its seven radio markets.

    Each of Heritage's FM facilities is of the highest class of service permitted by the FCC (B or C) with comprehensive signal coverage of its markets. The AM stations operate as full-time facilities on regional or clear channels.

                           DESCRIPTION OF SECURITIES

    The following sets forth certain general terms and provisions of the Indenture under which the Securities may be issued. The particular terms of any such securities will be set forth in the Prospectus Supplement relating thereto.

GENERAL

    The Securities will be issued under the Indenture (the "Indenture") between the Company and The Bank of New York, as Trustee (the "Trustee").

    The statements under this caption relating to the Securities and the Indenture are summaries and do not purport to be complete, and where reference is made to particular provisions of the Indenture, such provisions, including the definition of certain terms, are qualified in their entireties by reference to all of the provisions of the Indenture. Capitalized terms not otherwise defined below or elsewhere in this Prospectus have the meanings given to them in the Indenture. A copy of the Indenture has been filed as an exhibit to the Registration Statement of which this Prospectus is a part.

    The Indenture does not limit the aggregate principal amount of Securities that may be issued by the Company thereunder and provides that Securities may be issued from time to time in a series.

    The Securities will be unsecured obligations of the Company and subordinate in payment to certain other debt obligations of the Company, as described below under "Subordination."

    Substantially all of the operations of the Company are and will be conducted through its subsidiaries, and therefore the Company is dependent on the cash flow of its subsidiaries to meet the Company's obligations, including its obligations under the Securities. See "Risk Factors -- Leverage; Restrictions Imposed by Lenders."

    Unless  otherwise  specified  in   the  applicable  Prospectus   Supplement,
Securities will be issued in denominations of $1,000 or any integral multiples of $1,000.

    The applicable Prospectus Supplement will describe the following terms of the Securities of any series: (1) the title; (2) any limit on the aggregate principal amount; (3) the date or dates on which the principal and premium is payable or the method of determination thereof; (4) the interest rate or rates or the method of calculating such rate or rates, the date or dates from which such interest will accrue and on which such interest will be payable, any right of the Company to defer such payment, and the record dates for the determination of holders to whom interest is payable on any such interest payment dates; (5) the place or places where the principal, premium, if any, and any interest will be payable, and where transfers or exchanges may be registered; (6) any periods within which, prices at which, and any terms and conditions upon which, the Securities of the series may be redeemed at the option of the Company; (7) any obligation of the Company to redeem or purchase the Securities of the series pursuant to any sinking fund or analogous provisions or upon the happening of a specified event or at the option of a holder thereof and any periods within which, the prices at which and other terms and conditions upon which, the Securities of the series will be so redeemed or purchased pursuant to any such obligation; (8) any restrictions on the registration, transfer or exchange of the Securities of the series; (9) any addition to, or modification of, or deletion from, any Events of Default or covenants provided for with respect to the Securities of the series; (10) if the amount of principal of, or any premium or interest on, any of the Securities of the series may be determined with reference to an index or pursuant to a formula or other method, the manner in which such amounts will be determined; (11) any provisions granting special rights to the holders of Securities of the series upon the occurrence of such events as may be specified; (12) if other than the principal amount thereof, the portion of the principal amount of the Securities of the series which will be payable upon declaration of the acceleration thereof; (13) the applicability, if any, of the defeasance or covenant defeasance provisions of the Indenture to the Securities of the series; (13) any circumstances under which the Company will pay additional amounts on the Securities of the series held by non-U.S. persons in respect of taxes, assessments or similar charges; (14) whether the Securities of the series are to be issued in whole or in part in the form of one or more temporary or permanent global securities and, if so, the identity of the Depositary for such global security or securities; (15) subject to the subordination provisions of the Indenture, the relative degree to which the Securities of the series shall be senior to or be subordinated to other Indebtedness of the Company; (16) if the Securities of the series may be issued or delivered or any installment of principal or interest is payable only upon the satisfaction of other conditions in addition to those specified in the Indenture, the form and terms of such conditions; (17) the identity of any Registrar or Paying Agent if other than the Trustee, for the Securities of the series; and (18) any other terms and provisions of the Securities of the series which are not inconsistent with the applicable Indenture.

    If not otherwise specified in the applicable Prospectus Supplement, the Indenture does not restrict the ability of the Company to engage in certain highly leveraged transactions, such as reorganizations, restructurings, mergers, management leveraged buyouts or similar transactions, that may adversely affect the holders of Securities. The ability of the Company to engage in such transactions, however, is significantly restricted by the terms of the agreements pursuant to which the material indebtedness of the Company and its subsidiaries have been issued.

    If not otherwise specified in the applicable Prospectus Supplement, the Indenture does not protect the holders of Securities in the event of a change of control of the Company's board of directors. Other agreements pursuant to which the material indebtedness of the Company and its subsidiaries have been issued require the Company to either redeem, or offer to repurchase, such indebtedness in the event of a change of control of the Company or HMSI.

    The Securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate which at the time of issuance is below market rates. Certain federal income tax consequences and special considerations applicable to any such Securities will be described in the applicable Prospectus Supplement.

    Unless otherwise specified in the applicable Prospectus Supplement, principal of and premium, if any, and interest on, each Security will be payable, and such Securities may be presented for registration of transfer or exchange, at the office or agency of the Company maintained for such purpose. At the option of the Company, payment of cash interest on any Security may be made by check mailed to registered Holders thereof at the addresses set forth on the registry books (the "Register") maintained by the Trustee, which will initially act as registrar (the "Registrar"). Unless otherwise indicated in the applicable Prospectus Supplement, scheduled interest payments on any Security will be made to the person in whose name such Security is registered at the close of business on the Regular Record Date for such interest.

    No service charge will be made for any exchange or registration of transfer of Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. Unless otherwise specified in the applicable Prospectus Supplement or otherwise designated by the Company, the Company's office or agency will be the Corporate Trust Office of the Trustee.

GLOBAL SECURITIES

    The Securities of a series may be issued in whole or in part in the form of one or more fully registered global Securities (a "Registered Global Security"). Each Registered Global Security will be registered in the name of a depositary (the "Depositary") or a nominee for the Depositary identified in the applicable Prospectus Supplement, will be deposited with such Depositary or a custodian therefor and will bear a legend regarding the restrictions on exchanges and registration of transfer thereof. Unless and until it is exchanged in whole or in part for Securities in definitive certificated form as described hereinafter, a Registered Global Security may not be transferred or exchanged except as a whole by the Depositary for such Registered Global Security to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by such Depositary or any such nominee such Depositary or any such nominee to a successor Depositary for such series or a nominee of such successor Depositary.

    The specific terms of the depository arrangement with respect to any portion of a series of Securities to be represented by a Registered Global Security will be described in the applicable Prospectus Supplement.

    Upon the issuance of any Registered Global Security, and the deposit of such Registered Global Security with or on behalf of the Depositary for such Registered Global Security, the Depositary will credit on its book-entry registration and transfer system the respective principal amounts of the Securities represented by such Registered Global Security to the accounts of institutions ("Participants") that have accounts with the Depositary. The accounts to be credited will be designated by the underwriters or agents engaging in the distribution of such Securities or by the Company, if such Securities are offered and sold directly by the Company. Ownership of beneficial interests in a Registered Global Security will be limited to Participants or persons that may hold interests through Participants. Ownership of beneficial interests in a Registered Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depositary for such Registered Global Security or by its nominee. Ownership of beneficial interests in such Registered Global Security by persons who hold through Participants will be shown on, and the transfer of such beneficial interests within such Participants will be effected only through, records maintained by such Participants.

    So long as the Depositary for a Registered Global Security or its nominee, is the owner of such Registered Global Security, such Depositary or such nominee, as the case may be, will be considered the sole owner or Holder of the Security represented by such Registered Global Security for all purposes under the Indenture. Accordingly, each person owning a beneficial interest in such Registered Global Security must rely on the procedures of the Depositary and, if such person is not a Participant, on the procedures of the Participant through which such person owns its interest, to exercise any rights of a holder under such Indenture. The Company understands that under existing industry practices, if it requests any action of holders or if an owner of a beneficial interest in a Registered Global Security desires to give or take any instruction or action which a holder is entitled to give or take under the Indenture, the Depositary would authorize the Participants holding the relevant beneficial interests to give or take such instruction or action, and such Participants would authorize beneficial owners owning through such Participants to give or take such instruction or action or would otherwise act upon the instructions of beneficial owners holding through them.

    Unless otherwise specified in the applicable Prospectus Supplement, payments with respect to principal of, and, premium, if any, and interest, if any, on, the Securities represented by a Registered Global Security registered in the name of the Depositary or its nominee will be made to such Depositary or its nominee, as the case may be, as the registered owner of such Registered Global Security. The Company expects that the Depositary for any Securities represented by a Registered Global Security, upon receipt of any payment in respect of such Registered Global Security, will credit immediately Participants' accounts with payments in amounts proportionate to their respective beneficial interests in the Registered Global Security as shown on the records of the Depositary. The Company also expects that payments by Participants to owners of beneficial interests in such Registered Global Security held through such Participants will be governed by standing instructions and customary practices of the Participants, and will be the responsibility of such Participants. None of the Company, the Trustee or any agent of the Company or the Trustee shall have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in any Registered Global Security, or for maintaining, supervising or reviewing any records relating to such beneficial interests.

    Unless otherwise specified in the applicable Prospectus Supplement, if the Depositary for any Security represented by a Registered Global Security is at any time unwilling or unable to continue as Depositary of such Registered Global Security and a successor depository is not appointed by the Company within 90 days, or if an Event of Default is continuing upon request from the Depositary, the Company will issue Securities in certificated form in exchange for such Registered Global Security. In addition, the Company in its sole discretion may at any time determine not to have any of the Securities of a series represented by one or more Registered Global Securities and, in such event, will issue Securities of such series in certificated form in exchange for all of the Registered Global Securities representing such series of Securities.

OPTIONAL REDEMPTION

    The terms, if any, of the optional redemption of the Securities by the Company will be set forth in detail in the applicable Prospectus Supplement. Notice of redemption will be sent, by first-class mail, at least 30 days and not more than 60 days prior to the date fixed for redemption to each Holder of Securities to be redeemed at the last address for such Holder then shown on the Register. If less than all of the Securities are to be redeemed, the Trustee shall select, in such manner as in its sole discretion it shall deem appropriate and fair, the particular Securities to be redeemed or any portion thereof that is an integral multiple of $1,000. Any notice that relates to a Security to be redeemed only in part shall state the portion of the principal amount to be redeemed and that on or after the redemption date, upon surrender of the Security, a new Security will be issued in a principal amount equal to the unredeemed portion thereof. On and after the redemption date (unless the Company shall default in the payment of such Security at the redemption price, together with accrued interest to the redemption date), interest will cease to accrue on the Securities or part thereof called for redemption.

SUBORDINATION TO SENIOR INDEBTEDNESS

    The Securities are expressly subordinate and subject in right of payment to the prior payment of all Senior Indebtedness, whether outstanding at the date of the issuance of the Securities or thereafter incurred. "Senior Indebtedness" means (i) all principal of or interest on or in connection with Indebtedness (whether outstanding at the date of the issuance of the Securities or thereafter incurred), (ii) all charges, fees, expenses (including reasonable attorneys' fees and expenses) and other amounts owing to holders of Indebtedness described in clause (i) above in connection with such Indebtedness, and (iii) all renewals, extensions, refundings and replacements of such Indebtedness, unless in each case, the instrument or document evidencing such Indebtedness expressly provides that such Indebtedness (a) is expressly subordinate to other Indebtedness of the Company or (b) is not superior in right of payment to the Securities; PROVIDED, HOWEVER, that Senior Indebtedness shall not include the Securities or the 1992 Notes, or any renewals, extensions or refundings thereof.

    In addition, as a result of the Company's holding company structure, the creditors of the Company (including the holders of the Securities), effectively rank junior to all creditors of the Company's subsidiaries, including trade creditors. At September 30, 1995, the aggregate outstanding principal amount of Senior Indebtedness of the Company's subsidiaries on a consolidated basis was approximately $363 million. Subject to certain restrictions contained in the Indenture, the 1992 Indenture, the Credit Agreement and the HMSI Indenture, the Company and its subsidiaries are permitted to incur additional Senior Indebtedness.

REPORTS TO HOLDERS

    At all times from and after the effective date of the Indenture, whether or not the Company is then required by the Exchange Act to file reports with the Commission, the Company shall, to the extent required or permitted, file with the Commission all such reports and other information as would be required to be filed with the Commission by the Exchange Act. The Company shall supply the Trustee and each Holder, or shall supply to the Trustee for forwarding to each Holder, without cost to such Holder, copies of such reports or other information. The Company also shall comply with the provisions of Trust Indenture Act Section 314(a).

EVENTS OF DEFAULT

    The following will be Events of Default with respect to the Securities of any series under the Indenture: (i) failure to pay any interest on any Security of that series when due, continued for 30 days; (ii) failure to pay principal of (or premium, if any, on) any Security of that series when due; (iii) failure to perform or a breach of the obligations of the Company with respect to Mergers, Consolidations, Sales and Purchases of Assets as set forth in the Indenture;
(iv) failure to perform any other covenant or warranty of the Company in the Indenture, continued for 60 days after written notice as provided in the Indenture; (v) failure to pay when due, or acceleration of, the principal of any Indebtedness of the Company or any Subsidiary of the Company in an aggregate principal amount in excess of $1,500,000; (vi) the rendering of a final judgment or judgments (not subject to appeal) against the Company or any of its Subsidiaries in an aggregate principal amount in excess of $2,000,000 which remains unstayed, in effect and unpaid for a period of 60 consecutive days thereafter, and (vii) certain events in bankruptcy, insolvency or reorganization affecting the Company or any Subsidiary of the Company.

    Subject to the provisions of the Indenture relating to the duties of the Trustee in case an Event of Default shall occur and be continuing, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders, unless such Holders shall have offered to the Trustee reasonable indemnity. Subject to such provisions for the indemnification of the Trustee, the Holders of a majority in aggregate principal amount of the Outstanding Securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee in respect of such Securities.

    If an Event of Default shall occur and be continuing, either the Trustee or the Holders of at least 25% in aggregate principal amount of the Outstanding Securities of such series may accelerate the maturity of all Securities of such series; provided, however, that after such acceleration, but before a judgment or decree based on acceleration, the Holders of a majority in aggregate principal amount of Outstanding Securities of such series may, under certain circumstances with respect to the Securities of any series, rescind and annul such acceleration if all Events of Default, other than the non-payment of accelerated principal, have been cured or waived as provided in the Indenture. For information as to waiver of defaults, see "Modification and Waiver."

    No Holder of any Security of any series will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless such Holder shall have previously given to the Trustee written notice of a continuing Event of Default with respect to the Securities of such series and unless the Holders of at least 25% in aggregate principal amount of the Outstanding Securities of such series shall have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as trustee, and the Trustee shall not have received from the Holders of a majority in aggregate principal amount of the Outstanding Securities of such series a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. However, such limitations do not apply to a suit instituted by a Holder of a Security for enforcement of payment of the principal of (and premium, if any) or interest on such Security on or after the respective due dates expressed in such Security.

    The Company will be required to furnish to the Trustee annually a statement as to the performance by the Company of certain of its obligations under the Indenture and as to any default in such performance.

DISCHARGE AND DEFEASANCE

    The Indenture provides that the Indenture shall cease to be of further effect (except as to registration of transfers and exchanges of Securities and certain other matters) with respect to the Securities of any series when all such Securities have or will within one year at their Stated Maturity or Redemption Date become due and payable and the Company has paid or deposited in trust with the Trustee a sufficient amount of funds to pay all amounts due with respect to such Securities.

    Additionally, with respect to the Securities of any series as to which the applicable Prospectus Supplement indicates the applicability of either or both of the defeasance and covenant defeasance provisions described hereinafter, the Company at its option may be discharged (i) from all Indenture obligations (except as to registration of transfers and exchanges of Securities and certain other matters) ("defeasance") or (ii) from certain of its obligations under various covenants ("covenant defeasance") and its failure to observe such obligations will not constitute an Event of Default, upon irrevocable deposit with the Trustee, in trust, of money and/or government obligations which will provide money in an amount sufficient in the opinion of a nationally recognized accounting firm to pay the principal of and premium, if any, and each installment of interest, if any, on the Outstanding Securities of such series. With respect to clause (ii), the obligations under the Indenture other than with respect to such covenants and the Events of Default other than the Event of Default relating to such covenants above shall remain in full force and effect. Such additional conditions include, among other things (1) with respect to clause (i), the Company has received from, or there has been published by, the Internal Revenue Service of a ruling or there has been a change in law, which in the opinion of counsel to the Company provides that Holders of the Securities of such series will not recognize gain or loss for Federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to Federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred; or, with respect to clause (ii), the Company has delivered to the Trustee an opinion of its counsel to the effect that the Holders of the Securities of such series will not recognize gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred; (2) no Event of Default or event that, with the passing of time or the giving of notice, or both, shall constitute an Event of Default shall have occurred and be continuing and no bankruptcy Event of Default shall have occurred and be continuing on the 121st day after the date of such deposit; and (3) the Company has delivered to the Trustee an opinion of its counsel to the effect that such deposit shall not cause the Trustee or the trust so created to be subject to the Investment Company Act of 1940.

MODIFICATION AND WAIVER

    Modifications and amendments of the Indenture may be made by the Company and the Trustee with the consent of the Holders of a majority in aggregate principal amount of the Outstanding Securities of any series; provided, however, that no such modification or amendment may, without the consent of the Holder of each Outstanding Security of such series affected thereby, (i) change the Stated Maturity of the principal of, or any installment of interest on, any Security of such series, (ii) reduce the principal amount of (or the premium) or interest on, any Security of such series, (iii) change the place of payment of principal of (or premium) or interest on, any Security of such series, (iv) impair the right to institute suit for the enforcement of any payment on or with respect to any Security of such series, (v) reduce the above-stated percentage of
Outstanding  Securities  of  such  series  necessary  to  modify  or  amend  the
Indenture, (vi) reduce the percentage of aggregate principal amount of Outstanding Securities of such series necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults or (vii) modify any provisions of the Indenture relating to the modification and amendment of the Indenture or the waiver of past defaults or covenants, except as otherwise specified.

    The Indenture also permits certain modifications and amendments of such Indenture to be made by the Company and the Trustee, without the consent of the Holders for any of the following purposes: (i) to evidence the succession of another person to the Company and the assumption by any such successor to the covenants of the Company, (ii) to add to the covenants of the Company for the benefit of the Holders, or to surrender any right or power conferred upon the Company by the Indenture, (iii) to comply with any requirements of the Commission to maintain the qualification of the Indenture under the Trust Indenture Act, or (iv) to cure any ambiguity, to correct or supplement any provision in the Indenture which may be inconsistent with any other provision of the Indenture which does not adversely affect the interests of the Holders in any material respect. The Indenture also provides that a supplemental indenture which changes or eliminates any covenant or other provision of such Indenture which has expressly been included solely for the benefit of one or more particular series of Securities, or which modified the rights of the Holders of such series with respect to such covenant or other provision, shall be deemed not to affect the rights under such Indenture of the Holders of Securities of any other series.

    The Holders of a majority in aggregate principal amount of the Outstanding Securities of any series may waive compliance by the Company with certain restrictive covenants contained in the Indenture. The Holders of a majority in aggregate principal amount of the Outstanding Securities of such series may waive any past default under the Indenture, except a default in the payment of principal, premium, if any, or interest.

GOVERNING LAW

    The Indenture and the Securities shall be governed by and construed in accordance with the laws of the State of New York.

THE TRUSTEE

    The Indenture provides that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of an Event of Default, the Trustee will exercise such rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

                              PLAN OF DISTRIBUTION

    The Company may sell the Securities being offered hereby in four ways: (i) through agents, (ii) through underwriters, (iii) through dealers and (iv) directly to certain purchasers (through a specific bidding or auction process or otherwise). The distribution of Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to such prevailing market prices or at negotiated prices.

    Offers to purchase Securities may be solicited by agents designated by the Company from time to time. Any such agent, who may be deemed to be an underwriter as that term is defined in the Securities Act, involved in the offer or sale of the Securities in respect of which this Prospectus is delivered, will be named, and any commissions payable by the Company to such agent will be set forth, in a Prospectus Supplement. Unless otherwise indicated in a Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment. Agents may be entitled under agreements which may be entered into with the Company to indemnification by the Company against certain civil liabilities, including liabilities under the Securities Act.

    If any underwriters are utilized in the sale of the Securities, the Company will enter into an underwriting agreement with such underwriters at the time of sale to them and the names of the underwriters and the terms of the transaction, including compensation of the underwriters and dealers, will be set forth in the Prospectus Supplement, which will be used by the underwriters to make resales of the Securities in respect of which this Prospectus is delivered to the public. The underwriters may be entitled, under the relevant underwriting agreement, to indemnification by the Company against certain liabilities, including liabilities under the Securities Act, and to reimbursement by the Company for certain expenses.

    If a dealer is utilized in the sale of the Securities in respect of which this Prospectus is delivered, the Company will sell such Securities to the dealer, as principal. The dealer may then resell such Securities to the public at varying prices to be determined by such dealer at any time of resale. Dealers may be entitled to indemnification by the Company against certain liabilities, including liabilities under the Securities Act, and to reimbursement by the Company for certain expenses.

    Offers to purchase the Securities may be solicited directly by the Company and sales thereof may be made by the Company directly to institutional investors or others. The terms of any such sales, including the terms of any bidding or auction process, if utilized, will be described in the Prospectus Supplement relating thereto.

    The Securities may also be offered and sold, if so indicated in the Prospectus Supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more firms ("remarketing firms"), acting as principals for their own accounts or as agents for the Company. Any remarketing firm will be identified and the terms of its agreement, if any, with the Company and its compensation will be described in the Prospectus Supplement. Remarketing firms may be deemed to be underwriters in connection with the Securities remarketed thereby.

    If so indicated in the Prospectus Supplement, the Company will authorize agents and underwriters or dealers to solicit offers by certain purchasers to purchase Securities from the Company at the public offering price set forth in the Prospectus Supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject to only those conditions set forth in the Prospectus Supplement and the Prospectus Supplement will set forth the commission payable for solicitation of such efforts.

    Certain of the underwriters, agents or dealers and their associates may be customers or engage in transactions with and perform services for the Company in the ordinary course of business.

                             VALIDITY OF SECURITIES

    The validity of the Securities offered hereby will be passed upon for the Company by Crouch & Hallett, L.L.P., Dallas, Texas, and will be passed upon for the Underwriters by Davis Polk & Wardwell, New York, New York. Crouch & Hallett, L.L.P. and Davis Polk & Wardwell may rely as to all matters of Iowa law upon the opinion of Wayne Kern, Esq., Senior Vice President and Secretary of the Company.

                                    EXPERTS

    The consolidated financial statements and schedules of Heritage Media Corporation and subsidiaries as of December 31, 1994 and 1993, and for each of the years in the three-year period ended December 31, 1994 have been incorporated by reference herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

    The consolidated financial statements of DIMAC at December 31, 1993 and 1994, and for each of the three years in the period ended December 31, 1994, appearing in Heritage Media Corporation's Report on Form 8-K, as amended, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

    The combined financial statements of T.R. McClure and Company, Inc. and related companies at December 31, 1993 and 1994 and for the years then ended have been incorporated by reference herein in reliance upon the report of Mortenson and Associates, P.C. (formerly La Vecchia & Zarro), independent auditors, incorporated by reference herein, upon the authority of such firm as experts in accounting and auditing.

    The financial statements of Palm Coast Data Ltd. at December 31, 1993 and 1994 and for the years then ended have been incorporated by reference herein in reliance upon the report of Deloitte & Touche LLP, independent certified public accountants, incorporated by reference herein, given upon the authority of such firm as experts in accounting and auditing.

    The combined financial statements of The Direct Marketing Group, Inc. and related companies at December 31, 1992 and 1993 and for the years then ended have been incorporated by reference herein in reliance upon the report of Leslie Sufrin and Company, P.C., independent auditors, incorporated by reference herein, and upon the authority of such firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Exchange Act and in accordance therewith files reports and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at its offices at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, such material may also be inspected and copied at the offices of the American Stock Exchange, 86 Trinity Place, New York, New York 10006-1881.

    The Company has filed with the Commission a registration statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act of 1933, as amended. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following expenses will be paid by the Company in connection with this offering:

ITEM                                                                                           AMOUNT
-------------------------------------------------------------------------------------------  -----------
SEC registration fee.......................................................................  $   103,449
State securities filing fees and expenses..................................................       25,000
Printing and engraving expenses............................................................       75,000
Legal fees and expenses....................................................................      125,000
Accounting fees and expenses...............................................................       75,000
Trustee and registrar fees and expenses....................................................       15,000
Miscellaneous..............................................................................       81,551
                                                                                             -----------
  Total....................................................................................  $   500,000
                                                                                             -----------
                                                                                             -----------

    All amounts estimated except for SEC registration fees.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Sections 851 and 856 of the Iowa Business Corporation Act provide that a corporation has the power to indemnify its directors and officers against liabilities and expenses incurred by reason of such person serving in the capacity of director or officer, if such person has acted in good faith and in a manner reasonably believed by the individual to be in or not opposed to the best interests of the corporation, and in any criminal proceeding if such person had no reasonable cause to believe the individual's conduct was unlawful. The foregoing indemnity provisions notwithstanding, in the case of actions brought by or in the right of the corporation, no indemnification shall be made to such director or officer with respect to any matter as to which such individual has been adjudged to be liable to the corporation unless, and only to the extent that, the adjudicating court determines that indemnification is proper under the circumstances.

    Article XIII, Section 1 of the registrant's Amended and Restated Articles of Incorporation and Article III, Section 13, Subsection 1 of the registrant's By-laws provide that no director shall be liable to the registrant or its shareholders for monetary damages for breach of fiduciary duty as a director, provided that the liability of a director is not eliminated or limited (i) for any breach of the director's duty of loyalty to the registrant or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, (iii) any transaction from which such director derived an improper personal benefit, and (iv) under Section 496A.44 of the Iowa Business Corporation Act.

    Article XIII, Section 2 of the registrant's Amended and Restated Articles of Incorporation and Article III, Section 13, Subsection 2 of the registrant's By-laws provide, in general, that the registrant shall indemnify its directors and officers under the circumstances defined in Sections 851 and 856 of the Iowa Business Corporation Act.

ITEM 16.  EXHIBITS.

     1(a)         --  Form of Underwriting Agreement.(1)
     4(a)         --  Form of Indenture dated as of             , 1996 of the Company to
                       The Bank of New York, as Trustee(1)
     4(b)         --  Indenture dated as of June 15, 1992 of Heritage Media Services, Inc.
                       ("HMSI") to Bankers Trust Company, as trustee(2)
     4(c)         --  Indenture dated as of October 1, 1992 of the registrant to Bank of
                       Montreal Trust Company, as trustee(3)
     4(d)         --  Form of Pledge Agreement among the Company, certain Subsidiaries of the Company, Bankers Trust Company and Citibank N.A.(2)

     4(e)         --  Registrant's Series A Junior Participating Preferred Plan(4)
     5            --  Opinion of Crouch & Hallett, L.L.P.(1)
    10(a)         --  Form of Credit Agreement among HMSI, the banks named therein,
                       Citibank, N.A., as agent and NationsBank of Texas, N.A., as co-agent(2)
    10(b)         --  Registrant's Amended and Restated Stock Option Plan(5)
    10(c)         --  Registrant's Employee Stock Ownership Plan, as amended(6)
    12(a)         --  Statement Re: Computation of Consolidated Earnings to Fixed
                       Charges(1)
    23(a)         --  Consent of KPMG Peat Marwick LLP(1)
    23(b)         --  Consent of Crouch & Hallett, L.L.P. (included in opinion filed as
                       Exhibit 5)
    23(c)         --  Consent of Ernst & Young LLP(1)
    23(d)         --  Consent of Mortenson and Associates, P.C. (formerly La Vecchia &
                       Zarro)(1)
    23(e)         --  Consent of Deloitte & Touche LLP(1)
    23(f)         --  Consent of Leslie Sufrin and Company, P.C.(1)
    24            --  Power of Attorney(1)
    25(a)         --  Statement of Eligibility of Trustee under the Trust Indenture Act of
                       1939 on Form T-1(1)


------------------------
(1) Previously filed.

(2) Filed as an Exhibit to the registrant's Registration Statement No. 33-47953 on Form S-2 and incorporated herein by reference.

(3) Filed as an Exhibit to the registrant's Registration Statement No. 33-52062 on Form S-2 and incorporated herein by reference.

(4) Filed as an Exhibit to the registrant's Form 8-K filed August 29, 1994 and incorporated herein by reference.

(5) Filed as an Exhibit to the registrant's Form 10-K for the year ended December 31, 1993 and incorporated herein by reference.


(6) Filed as an Exhibit to Amendment No. 2 to the registrant's Registration Statement on Form S-8 and incorporated herein by reference.


ITEM 17.  UNDERTAKINGS.

    (a)  RULE 415 OFFERING

    The undersigned Registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

           (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

           (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

        Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration  by means of a post-effective  amendment
    any   of  the  securities  being  registered  which  remain  unsold  at  the termination of the offering.

    (b)  FILINGS INCORPORATING SUBSEQUENT EXCHANGE ACT DOCUMENTS BY REFERENCE

    The registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c)  INDEMNIFICATION FOR LIABILITY UNDER THE SECURITIES ACT OF 1933

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions set forth or described in Item 15 of the Registration Statement, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    (d)  RULE 430A

    The undersigned registrant hereby undertakes that:

        (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

        (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (e)  QUALIFICATION OF TRUST INDENTURES UNDER THE TRUST INDENTURE ACT OF 1939

    The undersigned registrant hereby undertakes to file an application for the purposes of determining the eligibility of the trustee to act under subsection
(a) of section 310 of the Trust Indenture Act ("Act") in accordance with rules and regulations prescribed by the Commission under section 305(b)(2) of the Act.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this amendment to this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Dallas, Texas on January 17, 1996.


                                          HERITAGE MEDIA CORPORATION

                                          By:       /s/  DOUGLAS N. WOODRUM

                                             -----------------------------------
                                                     Douglas N. Woodrum
                                                  VICE PRESIDENT -- FINANCE

    Pursuant to the requirements of the Securities Exchange Act of 1933, this amendment to this registration statement has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.


              /s/  JAMES M. HOAK, JR.*
-------------------------------------------   Chairman of the Board and     January 17, 1996
             James M. Hoak, Jr.                Director

          /s/  DAVID N. WALTHALL*             President and Director
-------------------------------------------    (Principal Executive         January 17, 1996
             David N. Walthall                 Officer)

            /s/  JAMES P. LEHR*               Vice President and
-------------------------------------------    Controller (Principal        January 17, 1996
               James P. Lehr                   Accounting Officer)

          /s/  DOUGLAS N. WOODRUM*            Vice President -- Finance
-------------------------------------------    (Principal Financial         January 17, 1996
             Douglas N. Woodrum                Officer)

-------------------------------------------   Director                      January 17, 1996
              James S. Cownie

           /s/  JOSEPH M. GRANT*
-------------------------------------------   Director                      January 17, 1996
              Joseph M. Grant

           /s/  CLARK A. JOHNSON*
-------------------------------------------   Director                      January 17, 1996
              Clark A. Johnson

-------------------------------------------   Director                      January 17, 1996
                Alan R. Kahn

      *By     /s/  DOUGLAS N. WOODRUM
  ---------------------------------------
             Douglas N. Woodrum
              ATTORNEY-IN-FACT

                                 EXHIBIT INDEX


                                                                                                                SEQUENTIALLY
                                                                                                                NUMBERED PAGE
                                                                                                                -------------
 1(a)             --  Form of Underwriting Agreement.(1)
 4(a)             --  Form of Indenture dated as of             , 1996 of the Company to The Bank of New York,
                       as Trustee(1)
 4(b)             --  Indenture dated as of June 15, 1992 of Heritage Media Services, Inc. ("HMSI") to Bankers
                       Trust Company, as trustee(2)
 4(c)             --  Indenture dated as of October 1, 1992 of the registrant to Bank of Montreal Trust
                       Company, as trustee(3)
 4(d)             --  Form of Pledge Agreement among the Company, certain Subsidiaries of the Company, Bankers
                       Trust Company and Citibank N.A.(2)
 4(e)             --  Registrant's Series A Junior Participating Preferred Plan(4)
 5                --  Opinion of Crouch & Hallett, L.L.P.(1)
10(a)             --  Form of Credit Agreement among HMSI, the banks named therein, Citibank, N.A., as agent and NationsBank of Texas, N.A., as co-agent(2)
10(b)             --  Registrant's Amended and Restated Stock Option Plan(5)
10(c)             --  Registrant's Employee Stock Ownership Plan, as amended(6)
12(a)             --  Statement Re: Computation of Consolidated Earnings to Fixed Charges(1)
23(a)             --  Consent of KPMG Peat Marwick LLP(1)
23(b)             --  Consent of Crouch & Hallett, L.L.P. (included in opinion filed as Exhibit 5)
23(c)             --  Consent of Ernst & Young LLP(1)
23(d)             --  Consent of Mortenson and Associates, P.C. (formerly La Vecchia & Zarro)(1)
23(e)             --  Consent of Deloitte & Touche LLP(1)
23(f)             --  Consent of Leslie Sufrin and Company, P.C.(1)
24                --  Power of Attorney(1)
25(a)             --  Statement of Eligibility of Trustee under the Trust Indenture Act of 1939 on Form T-1(1)


------------------------
(1) Previously filed.

(2) Filed as an Exhibit to the registrant's Registration Statement No. 33-47953 on Form S-2 and incorporated herein by reference.

(3) Filed as an Exhibit to the registrant's Registration Statement No. 33-52062 on Form S-2 and incorporated herein by reference.

(4) Filed as an Exhibit to the registrant's Form 8-K filed August 29, 1994 and incorporated herein by reference.

(5) Filed as an Exhibit to the registrant's Form 10-K for the year ended December 31, 1993 and incorporated herein by reference.


(6) Filed as an Exhibit to Amendment No. 2 to the registrant's Registration Statement on Form S-8 and incorporated herein by reference.